UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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DIRTT ENVIRONMENTAL SOLUTIONS LTD.
(Name of Registrant as Specified in Its Charter)

22NW FUND, LP

22NW, LP

22NW FUND GP, LLC

22NW GP, INC.

ARON R. ENGLISH

RYAN W. BRODERICK

BRYSON O. HIRAI-HADLEY

ALEXANDER B. JONES

CORY J. MITCHELL

DOUGLAS A. EDWARDS

MARY GARDEN

SCOTT L. ROBINSON

SCOTT C. RYAN

KENNETH D. SANDERS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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22NW Fund, LP, a Delaware limited partnership (“22NW Fund”), together with the other participants named herein (collectively, “22NW”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the annual and special meeting of shareholders of DIRTT Environmental Solutions Ltd., an Alberta corporation (the “Company”) scheduled to be held on Tuesday, April 26, 2022.

On April 14, 2022, 22NW issued the following press release:

ISS Recommends DIRTT Shareholders Vote for Change on 22NW’s WHITE Proxy Card

Leading Proxy Advisory Firm Supports the Addition of 22NW Nominees Aron English, Ken Sanders and Mary Garden to DIRTT’s Board

Report Notes 22NW Has “Made a Clear Case for Change” and That the Board Sought to “Disenfranchise its Two Largest Shareholders” by Refusing to Hold a Special Meeting and Bringing a Meritless Suit

22NW Urges Shareholders to Facilitate Meaningful Change at DIRTT by Voting on the WHITE Proxy Card for the Election of All Seven of Its Highly Qualified Director Candidates

SEATTLE -- 22NW Fund, LP (“22NW” or “we”), the largest shareholder of DIRTT Environmental Solutions Ltd. (NASDAQ:DRTT; TSX:DRT) (“DIRTT” or the “Company”) with ownership of approximately 19% of the Company’s outstanding shares, today announced that leading independent proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) has recommended DIRTT shareholders vote for boardroom change on the WHITE proxy card. In particular, ISS supports the addition of three 22NW nominees – Aron English, Ken Sanders and Mary Garden – to DIRTT’s Board of Directors (the “Board”).

Shareholders who agree that meaningful change is needed atop DIRTT should vote on the WHITE proxy card for all seven of 22NW’s director candidates, including the addition of Cory Mitchell, Douglas Edwards, Scott Robinson and Scott Ryan alongside Mr. English, Mr. Sanders and Ms. Garden.

In its full report, ISS affirmed 22NW’s case for urgent boardroom change at DIRTT:1

•	“The board has acted in a clearly defensive manner in this campaign, including bringing a suit against and seeking to disenfranchise its two largest shareholders, and not convening a special meeting after a shareholder requisition and instead waiting six months until the annual meeting.”

•	“Further, the board, especially its two longer tenured members, is accountable for a lack of CEO succession planning.”

•	“The company is in turmoil, with its fourth CEO in four years, and an ongoing search for a fifth CEO.”

•	“The board’s claim that it was open to including English as a director appears disingenuous given it knew a seat would open up a month before English asked for a seat, and then chose to reduce the size of the board after the CEO termination.”

•	“The board has stated it was clearly apparent that it needed to terminate its former CEO, yet directors Lillibridge and Karkkainen must take some responsibility for this, as they are the only directors on the board who were serving at the time of O’Meara’s hiring.”

1Permission to quote ISS was neither sought nor obtained. Emphases added.

With respect to 22NW’s director candidates, ISS noted:

•	“The dissident has assembled nominees with relevant design, architecture, and real estate experience in Sanders and Garden, and English would provide representation from the company’s largest shareholder on the board as it identifies its next CEO.”

•	“Shareholders can only choose candidates from a single slate, and given the dissident has made a case for change and presented viable candidates, the choice of the dissident card is clear […].”

Aron English, founder and portfolio manager of 22NW, commented:

“22NW is pleased that ISS is recommending shareholders vote on the white proxy card to facilitate urgent change in DIRTT’s boardroom. The Company is currently at a critical point in its lifecycle following years of financial underperformance, significant shareholder dilution, rising executive compensation and several shareholder-unfriendly actions taken by the incumbents. It is very positive that ISS has identified that shareholder representation is needed in the boardroom to help DIRTT correct course and ultimately unlock value. This said, we urge shareholders to go one important step further by voting to elect all seven of 22NW’s director candidates. We firmly believe our slate has the right collective mix of skills, perspectives and experience and a superior vision to help DIRTT deliver value for all stakeholders.”

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We urge DIRTT shareholders to vote on the WHITE proxy card today.

Please contact info@saratogaproxy.com with any questions regarding how to vote.

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Contact

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Longacre Square Partners

Charlotte Kiaie / Bela Kirpalani, 646-386-0091
22NWFund@longacresquare.com